Exhibit 99.1
HELIX BIOMEDIX RAISES $2.6 MILLION IN PRIVATE PLACEMENT
Bothell, Washington — March 13, 2006 — Helix BioMedix, Inc. (HXBM.OB), a developer of bioactive peptides, today announced that the company has raised gross proceeds of approximately $2.6 million from a recent equity private placement.
The company issued a total of 2,598,000 shares of its common stock and warrants to purchase an additional 259,800 shares of its common stock to accredited investors. The warrants have a 5-year term and a per share exercise price of $1.00. The proceeds of the offering will be used to continue ongoing research and development efforts, the out-licensing initiatives for the company’s peptides and for general corporate purposes.
About Helix BioMedix
Helix BioMedix, Inc. is a late stage biopharmaceutical company that has a portfolio of issued patents that covers six distinct classes of peptides, including over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.
Important Notice
This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company’s ability to successfully raise additional capital, enter into revenue generating license agreements, continue its research and development efforts, including pre-clinical and clinical studies, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Helix BioMedix, Inc.	Investor Relations:
David H. Kirske, 425-402-8400	Cameron Associates
dkirske@helixbiomedix.com	Alison Ziegler, 212-554-5469
or:	alison@cameronassoc.com
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